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                                                                   Exhibit 99
USB UNION STATE BANK
           100 Dutch Hill Road   Orangeburg, NY 10962   (914) 365-4600


FOR IMMEDIATE RELEASE              Contact:  Steven T. Sabatini
                                             Senior Executive V.P. &
                                             Chief Financial Officer
                                             U.S.B. Holding Co., Inc.
                                             (914) 365-4615


             U.S.B. HOLDING CO., INC. COMPLETES ACQUISITION OF
                         TAPPAN ZEE FINANCIAL, INC.

Orangeburg, NY, (PR Newswire) August 31, 1998 - U.S.B. Holding Co., Inc. (AMEX-UBH) ("USB"), which is the holding company for Union State Bank, today announced the successful completion of the acquisition of Tappan Zee Financial, Inc. (Nasdaq - TPNZ) ("Tappan Zee") and its wholly-owned subsidiary Tarrytowns Bank, FSB ("Tarrytowns"). As a result of the acquisition, Tappan Zee was merged with and into USB and Tarrytowns is operating as a wholly-owned subsidiary of USB.

Under the terms of the merger agreement, each share of Tappan Zee common stock, par value $0.01, has been converted into 1.12 shares of USB common stock, par value $0.01 per share. Tappan Zee shareholders will receive exchange materials from USB within the next several days which describe the procedures for exchanging their Tappan Zee stock certificates for USB stock certificates. The transaction will be accounted for as a pooling-of-interests under generally accepted accounting principles.

Union State Bank is a full service community commercial bank with twenty-one locations in Rockland and Westchester Counties. Tarrytowns is a federally chartered savings bank with two locations in Westchester County.

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